Exhibit 99.1

McClatchy Reports First Quarter 2016 Results

- Digital-only advertising revenues grew 18.0%

- Average monthly unique visitors grew 12.8%

- Cash expenses declined 7.7%

- Reduced debt by $30.8 million

- Repurchased 3.3 million shares of Class A Common stock

- Contributed six properties valued at $47.1 million to the pension plan in February

- Began marketing three other large properties for sale leaseback transactions in April

- Launched Nucleus Marketing Solutions, a premier marketing solutions provider, with industry partners in April

SACRAMENTO, Calif., April 20, 2016 /PRNewswire/ -- McClatchy (NYSE: MNI) today reported a net loss in the first quarter of 2016 excluding certain items (adjusted loss), of $7.9 million, a 9.8% improvement when compared to an adjusted loss in the first quarter of 2015 of $8.7 million.

On a GAAP basis, the company reported a net loss in the first quarter of 2016 of $12.7 million, or $0.16 per share. In the first quarter of 2015, the company reported a net loss of $11.3 million, or $0.13 per share.

Pat Talamantes, McClatchy's president and CEO, said, "We entered 2016 optimistic that our ongoing digital strategies and momentum from 2015 would propel us forward and indeed they are doing so. Our digital audiences have never been greater, the demand for our journalism never stronger and our digital ad solutions are in tune with the specialized services and products our advertisers want. Our digital-only revenues had strong growth in the quarter, up 18% when compared to first quarter of 2015. Our average total unique and local unique visitors reached nearly 52 million and 14 million, respectively, as of the end of March 2016—a record for first quarter results. We again utilized free cash flow to reduce debt, repurchase $30.8 million of bonds, and further return value to shareholders by repurchasing 3.3 million shares of Class A Common stock for $3.6 million in the first quarter of 2016. Our free cash flow for the trailing 12 months ended March 27, 2016 was $56 million.

"As we continue our digital transformation, we remain focused on reducing legacy expense and finding efficiencies. At the same time, we are placing constant emphasis on delivering public service journalism that matters to our readers and meets the highest standards. Just this week, McClatchy newsrooms were well represented in the Pulitzer Prize announcements. The Sacramento Bee's editorial cartoonist, Jack Ohman, was awarded a Pulitzer Prize, and The Miami Herald was named a Pulitzer finalist in the local news category for an investigative project on a South Florida police department that secretly laundered millions of dollars in illicit funds. The work by Jack Ohman and Miami's Mike Sallah, who led a team on the "License to Launder" series, extends a 10-year streak of Pulitzer recognition for McClatchy newsrooms. We congratulate Jack, Mike and the Miami team for their recognition.

"We believe the success of our digital transformation, legacy expense reductions, and real estate monetization efforts will allow us to improve our financial position and create value for our shareholders. On Feb. 11, 2016, we contributed six separate properties, inclusive of land and buildings valued at $47.1 million to our pension plan, reducing our pension obligations.

"In April, we began actively marketing our Sacramento, CA, Kansas City, MO, and Columbia, SC main office buildings and printing facilities for potential sales/leaseback transactions. These assets represent a few of the larger in-sourcing facilities held by McClatchy and each are located in attractive growing markets. Proceeds from these sales would be used to reduce the company's debt obligations, reinvest in our business or other corporate purposes as determined by management and the board of directors."

First Quarter Results

Total revenues in the first quarter of 2016 were $238.0 million, down 7.5% compared to the first quarter of 2015. Total advertising revenues were down 9.9% compared to the first quarter of 2015, and represented a two-percentage point improvement from the fourth quarter of 2015. The decline in advertising revenue is largely attributable to the performance in print advertising as the category experienced further declines, albeit at a slower pace than the declines in 2015. Growth in digital advertising, and particularly digital-only advertising, helped mitigate the print declines.

For the first quarter of 2016, digital-only advertising revenues grew 18.0% and total digital advertising revenues were up 4.1% compared to the same quarter last year. The strongest area of growth in digital came from the national advertising category where digital advertising was up 36.7%. Once again our national digital revenues grew enough to more than offset the print declines, resulting in total national revenue growth of 3.3% in the first quarter of 2016 compared to the first quarter of 2015. This is the third consecutive quarter in which total national advertising revenues has grown due to its digital performance, more than doubling its growth rate from the fourth quarter of 2015.

Audience revenues were $90.7 million, down 2.7% in the first quarter of 2016 from the same quarter in 2015, but digital audience revenues grew 4.5%, reflecting the impact of pricing initiatives. Digital-only audience revenues were up 10.1%, and the number of digital-only subscribers ended the first quarter of 2016 at 78,400, representing an increase of 5.7% from the same quarter 2015.

Product enhancements, audience growth initiatives, and award winning journalism led to yet another quarter of strong growth in digital audiences. During the first quarter, average total unique and local unique visitors to the company's online products grew to approximately 51.8 million and 13.7 million, respectively. This represented average growth of 12.8% in total unique visitors and 11.9% in local unique visitors in the first quarter of 2016, compared to the first quarter of 2015. Mobile users represented 57.8% of total monthly unique visitors in the first quarter of 2016, up from 49.6% in the first quarter of 2015.

Revenues excluding print newspaper advertising accounted for 69.5% of total revenues in the first quarter of 2016, an increase from 66.2% in the first quarter of 2015.

Results in the first quarter of 2016 were impacted by the following items:

  Restructuring charges totaling $4.3 million ($2.6 million after-tax);
  Severance charges totaling $3.0 million ($1.8 million after-tax);
  Accelerated depreciation charges totaling $2.8 million ($1.7 million after-tax);
  A gain on the extinguishment of debt totaling $1.5 million ($1.0 million after-tax)
  Non-cash charges related to a write down of an equity investment totaling $0.9 million ($0.6 million after-tax); and
  Net decrease in taxes totaling $0.9 million for adjustments of certain deferred tax credits related to tax positions taken in prior years.

Adjusted losses excluding the items above were $7.9 million. Operating cash expenses, excluding severance and certain other charges, declined 7.7% from the first quarter of 2016 to the same quarter last year. Operating cash flow was $25.8 million in the first quarter of 2016, down 5.4% compared to the first quarter last year. (Non-GAAP measurements impacting net loss, cash expenses and operating cash flows are discussed below.)

Other First Quarter Business and Financial Highlights

Interest expense declined $2.1 million in the first quarter of 2016 compared to the same quarter last year. Debt at the end of the first quarter of 2016, after repurchasing $30.8 million of bonds, was $906.5 million. The company finished the first quarter of 2016 with $17.6 million in cash. The leverage ratio at the end of the first quarter as defined in the company's credit agreement was 4.66 times cash flow compared to a maximum leverage covenant of 6.0 times cash flow (as defined).

Income from equity investments declined $2.0 million in the first quarter of 2016 compared to the first quarter of 2015 and included an impairment of one of its equity investees of $0.9 million.

During the first quarter of 2016, the company repurchased approximately 3.3 million shares of Class A Common stock at a weighted average price of $1.09 per share under its share repurchase program. The program provides for $15 million of share buybacks through 2016. Under the program, total cumulative shares repurchased through the first quarter 2016 were approximately 9.5 million shares, or $11.5 million of the total authorized buyback program.

Outlook

The Company plans to further execute on the strategic initiatives that were laid out in 2015 as well as new initiatives during 2016. McClatchy is also dedicated to finding advertising solutions by working with its industry peers.

Pat Talamantes said, "Just a few days ago we announced the formation of an exciting new company, Nucleus Marketing Solutions (Nucleus), with Gannett, Hearst, and Tribune Publishing. Nucleus, a premier marketing solutions provider, will connect national advertisers to the top U.S. local publishers' highly engaged audiences across existing and emerging digital platforms. In addition to the news organizations owned by the founding companies, the network expects to include as many as 11 other affiliate partners across the top U.S. advertising markets. You will be hearing more about this exciting new company, as well as expansion in partnerships like the Local Media Consortium (LMC), as we continue to find ways to serve both large advertisers and local businesses in our communities."

Looking to the second quarter and the remainder of 2016, the company expects to report double-digit growth in digital-only advertising revenues for the second quarter and full-year 2016. While the company remains steadfast in communicating the value of print advertising, the declining trends in direct marketing and print advertising are not anticipated to subside in the next few quarters. Although these trends eased in the first quarter 2016, management believes that print advertising will continue to become a smaller portion of advertising and total revenue.

Audience revenues are expected to be down in the same range in the second quarter as the first quarter of 2016. Management will be vigilant in reducing legacy costs and finding efficiencies and expects cash expenses to decline in the second quarter and full year 2016. Management will also remain focused on growing digital revenue, stabilizing operating cash flow, reducing debt and interest costs and creating shareholder value.

The company's statistical report, which summarizes revenue performance for the first quarter of 2016, is attached.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as gross revenues, adjusted net income or loss , operating cash flow, operating cash flow margin, and free cash flow from operations. Adjusted net income or loss is defined as net income or loss excluding amounts (net of tax) for a gain on the sale of an equity investment and distributions, pre-closing expenses related to the sale of equity investment, goodwill and other intangible asset impairment, impairment charges related to equity investments, gain on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, certain other charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating income or loss plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. Free cash flow from operations is defined as operating cash flow less cash paid for interest, taxes from operations, and capital expenditures. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models and industry peers.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 81984013) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions, including sales of real estate properties, may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 27, 2015, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

McCLATCHY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Three Months Ended
	March 27,	March 29,
	2016	2015
REVENUES - NET:
Advertising	$ 136,256	$ 151,247
Audience	90,662	93,209
Other	11,061	12,722
	237,979	257,178
OPERATING EXPENSES:
Compensation	102,774	106,672
Newsprint, supplements and printing expenses	19,032	24,776
Depreciation and amortization	24,562	23,663
Other operating expenses	97,658	103,225
	244,026	258,336

OPERATING LOSS	(6,047)	(1,158)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(20,247)	(22,338)
Interest income	96	63
Equity income in unconsolidated companies, net	1,849	3,867
Gains related to equity investments	-	633
Gain on extinguishment of debt, net	1,535	-
Other - net	(42)	(66)
	(16,809)	(17,841)

Loss before taxes	(22,856)	(18,999)
Income tax benefit	(10,115)	(7,653)
NET LOSS	$ (12,741)	$ (11,346)

Net loss per common share:
Basic	$ (0.16)	$ (0.13)
Diluted	$ (0.16)	$ (0.13)

Weighted average number of common shares used to calculate basic and diluted earnings per share:
Basic	80,580	87,207
Diluted	80,580	87,207

McCLATCHY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Loss from Continuing Operations to Operating Cash Flows

	Quarters Ended
	March 27,	March 29,
	2016	2015
REVENUES - NET:
Advertising	$ 136,256	$ 151,247
Audience	90,662	93,209
Other	11,061	12,722
	237,979	257,178
OPERATING EXPENSES:
Compensation excluding severance and certain other charges	97,669	102,489
Newsprint, supplements and printing expense	19,032	24,776
Other cash operating expenses excluding certain other charges	95,504	102,670
Cash operating expenses excluding severance and other charges	212,205	229,935
Severance charges	3,005	4,183
Other charges	4,254	555
Depreciation and amortization	24,562	23,663
Total operating expenses	244,026	258,336

OPERATING LOSS	(6,047)	(1,158)
Add back:
Depreciation and amortization	24,562	23,663
Severance charges	3,005	4,183
Other charges	4,254	555
OPERATING CASH FLOW	$ 25,774	$ 27,243

OPERATING CASH FLOW MARGIN	10.8%	10.6%

Reconciliation of Loss from Continuing Operations to Adjusted Net Loss

Loss from continuing operations:	$ (12,741)	$ (11,346)

Add back certain items, net of tax:
Gain on extinguishment of debt	(974)	(393)
Impairment charges related to equity investments	561	-
Severance charges	1,833	2,562
Accelerated depreciation on equipment	1,717	90
Other charges	2,613	340
Reversal of interest on tax items	-	-
Certain discrete tax items	(897)	-
Adjusted loss from continuing operations	$ (7,888)	$ (8,747)

McClatchy
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 1
	Combined			Print			Digital

Revenues:	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change

Advertising Revenues
Retail	$66,719	$76,606	-12.9%	$47,023	$57,491	-18.2%	$19,696	$19,115	3.0%
National	9,871	9,558	3.3%	4,694	5,770	-18.6%	5,177	3,788	36.7%
Classified Total	35,690	38,911	-8.3%	20,537	23,364	-12.1%	15,153	15,547	-2.5%
Automotive	8,470	9,202	-8.0%	2,807	4,146	-32.3%	5,663	5,056	12.0%
Real Estate	6,336	6,847	-7.5%	3,732	4,281	-12.8%	2,605	2,565	1.6%
Employment	6,266	7,885	-20.5%	2,917	3,616	-19.3%	3,349	4,269	-21.6%
Other	14,618	14,977	-2.4%	11,081	11,321	-2.1%	3,536	3,657	-3.3%
Direct Marketing	23,679	25,975	-8.8%	23,679	25,975	-8.8%
Other Advertising	297	197	50.8%	297	197	50.8%
Total Advertising	$136,256	$151,247	-9.9%	$96,230	$112,797	-14.7%	$40,026	$38,450	4.1%

Memo: Digital-only							$26,722	$22,644	18.0%

Audience	90,662	93,209	-2.7%	65,586	69,214	-5.2%	25,076	23,995	4.5%
Other	11,061	12,722	-13.1%
Total Revenues	$237,979	$257,178	-7.5%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,059.1	3,307.5	-7.5%

Millions of Preprints Distributed				597.0	794.4	-24.8%

Audience:
Daily Average Total Circulation*				1,589.5	1,726.7	-7.9%
Sunday Average Total Circulation*				2,334.0	2,586.7	-9.8%
Average Monthly Unique Visitors							51,845.6	45,952.3	12.8%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

McCLATCHY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Cash Flow From Operations to Free Cash Flow

	Year Ended	Q2 2015	Q3 2015	Q4 2015	Q1 2016	TTM
	December 27,	June 28,	September 27,	December 27,	March 27,	March 27,
	2015	2015	2015	2015	2016	2016
Operating income (loss)	$ (245,339)	$ (288,966)	$ 8,389	$ 36,396	$ (6,047)	$ (250,228)
Add back:
Depreciation & amortization	101,595	24,934	27,295	25,703	24,562	102,494
Severance charges	12,927	3,949	2,554	2,241	3,005	11,749
Other charges	309,198	301,551	1,412	5,680	4,254	312,897
Operating cash flow	$ 178,381	$ 41,468	$ 39,650	$ 70,020	$ 25,774	$ 176,912

Cash interest paid	(80,514)	(28,820)	(11,726)	(27,273)	(11,087)	(78,906)
Cash taxes from operations	(15,943)	(8,335)	(10,802)	(9,325)	5,850	(22,612)
Capital expenditures	(18,605)	(4,617)	(3,574)	(7,839)	(3,314)	(19,344)
Free cash flow from operations	$ 63,319	$ (304)	$ 13,548	$ 25,583	$ 17,223	$ 56,050

CONTACT: Stephanie Zarate, Investor Relations Manager, (916) 321-1931, szarate@mcclatchy.com, or Elaine Lintecum, Chief Financial Officer, (916) 321-1846, elintecum@mcclatchy.com